Second Quarter Report - 2018

Dear Fellow Shareholders:
Our focus on building and cultivating long-term relationships with our customers, coupled by our ability to recruit and retain the best talent, remains the cornerstone of our success. Our activities align with this strategy as we capitalize on opportunities while remaining focused on creating long-term shareholder value.
Consistent Financial Performance. Total assets grew 4% over the past year to $4.2 billion at June 30, 2018 driven by loan growth of 5% and an increase in customer deposits of 4%. We reported record high net income for the first six months of 2018 of $25.0 million, an increase of $4.7 million or 23% over the same period a year ago. We provided strong financial performance with a return on average equity of 12.50% for the first six months of 2018 compared to 10.27% for the same period last year and a return on average assets of 1.24% compared to 1.04% over the same periods.
A major driver of our performance is our focus on developing strong deposit relationships with individuals, businesses and government agencies. As of June 30, 2018, we had a loan-to-deposit ratio of 94%, which measures how much of our loan growth is supported by more stable deposits, in comparison to the state of Maine average of 104% at the end of the first quarter of 2018. Our ability to grow deposits and maintain our loan-to-deposit ratio will continue to position us well as interest rates rise.
Return to Shareholders. During the second quarter, we announced a 20% increase in our quarterly dividend to $0.30 per share payable on July 31, 2018. This increase, combined with the previously announced dividend increase of $0.02 in December 2017, reflects a 30% increase in quarterly dividends since June 2017. We remain focused on providing a solid return to our shareholders through growth in earnings and cash dividends combined with market appreciation. We are pleased that Camden National Corporation’s common stock reached an all-time high closing price of $47.43 per share on June 21, 2018.
Investing in Our Employees. During the first half of 2018, we deployed a leadership and coaching program for our banking center managers and a skills-based financial training program for our retail team to provide employees with the resources and tools to continually build strong customer relationships. We also partnered with an educational FinTech company to launch a “Financial Fitness”

program whereby all employees may partake in online financial training. This program provides financial education that is relevant to our employees’ personal lives, while also ensuring they are equipped with the knowledge they need to grow professionally and provide a better customer experience each day.
Leveraging Technology. We’re also innovating in order to simplify the digital banking experience, which customers are pursuing more and more each year. Each month, our digital banking platform records over 800,000 logins. This quarter, the number of unique users accessing our digital banking platform through a mobile phone and/or tablet surpassed those logging in from a traditional desktop. Year-over-year, we also experienced a 25% increase in mobile deposits as our customers choose digital channels for their everyday banking needs. By leveraging technology, we work to make this experience streamlined, intuitive and convenient.
Strong Governance. We continue to strengthen our Board of Directors as Robin A. Sawyer, CPA rejoined the board in April. Ms. Sawyer recently retired as the controller of a large Maine-based public company. We are committed to serving the long-term interests of shareholders, employees, customers and communities by maintaining strong governance principles and by cultivating an experienced and engaged Board of Directors. With the addition of Ms. Sawyer, we have a 10-member Board consisting of 9 independent outside directors.
Your continuous support of Camden National is greatly appreciated.

Sincerely,
Gregory A. Dufour
President and Chief Executive Officer

Financial Highlights (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Earnings and Dividends
Net interest income	$29,481	$28,626	$58,383	$56,481
Provision for credit losses	983	1,401	486	1,980
Non-interest income	9,501	9,888	18,305	18,460
Non-interest expense	22,895	22,158	45,199	43,586
Income before taxes	15,104	14,955	31,003	29,375
Income taxes	2,887	4,721	5,966	9,065
Net income	$12,217	$10,234	$25,037	$20,310
Diluted earnings per share	$0.78	$0.66	$1.60	$1.30
Cash dividends declared per share	0.30	0.23	0.55	0.46
Performance Ratios
Return on average equity	12.10%	10.17%	12.50%	10.27%
Return on average assets	1.19%	1.03%	1.24%	1.04%
Net interest margin	3.10%	3.16%	3.10%	3.15%
Efficiency ratio[1]	58.39%	56.76%	58.57%	57.36%
Balance sheet (end of period)
Investments			$918,404	$932,338
Loans and loans held for sale			2,880,185	2,747,053
Allowance for loan losses			23,668	24,394
Total assets			4,193,782	4,036,367
Deposits			3,056,119	2,940,866
Borrowings			661,393	641,662
Shareholders' equity			409,939	406,960
Book Value per Share and Capital Ratios
Book value per share			$26.32	$26.23
Tangible book value per share[1]			19.94	19.75
Tangible common equity ratio[1]			7.59%	7.79%
Tier I leverage capital ratio			9.30%	8.92%
Total risk-based capital ratio			14.33%	13.87%
Asset Quality
Allowance for loan losses to total loans			0.83%	0.89%
Net charge-offs to average loans (annualized)			0.07%	0.05%
Non-performing loans to total loans			0.69%	1.12%
Non-performing assets to total assets			0.48%	0.77%
1 This is a non-GAAP measure. A reconciliation of non-GAAP measures to GAAP can be found in the Company's earnings release dated and filed with the SEC on July 31, 2018.

A complete set of financial statements for Camden National Corporation may be obtained upon written request to Camden National Corporation, P.O. Box 310, Camden, Maine 04843.